PARKERVISION CLOSES SALE OF COMMON STOCK

Jacksonville, Fla., September 14, 2011 – ParkerVision, Inc. (Nasdaq: PRKR)  (“ParkerVision”) today announced the closing of its previously announced registered offering of 7,800,000 shares of its common stock, at a price of $0.88 per share, to certain institutional investors. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), acted as the placement agent for the offering.

Net proceeds from the sale of the shares, after deducting placement agent’s fees and other offering expenses, were approximately $6.5 million.  The Company plans to use the net proceeds from the offering for working capital and for other general corporate purposes, including funding its research, its sales and marketing activities and its infringement litigation.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on September 14, 2009. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Ladenburg Thalmann & Co. Inc., 4400 Biscayne Blvd., 14th Floor, Miami, FL 33137, or by calling (305) 572-4200.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock, nor shall there be any sale of the shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks.  ParkerVision is headquartered in Jacksonville, Florida.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2010, and the Forms 10-Q for the quarters ended March 31 and June 30, 2011. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:
ParkerVision, Inc.
Cindy Poehlman, Chief Financial Officer
904-732-6100
cpoehlman@parkervision.com

The Wall Street Group, Inc.
Ron Stabiner, Vice President
212-888-4848
rstabiner@thewallstreetgroup.com

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